                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (Amendment No.   5  )*
                                           -----


            CORNERSTONE NATURAL GAS INC   (formerly ENDEVCO, INC.)
      ------------------------------------------------------------------
                               (Name of Issuer)

       Common Stock, $.10 par value (upon conversion of $9.50 Series A
             Cumulative Convertible Exchangeable Preferred Stock
      ------------------------------------------------------------------
                        (Title of Class of Securities)

                                  292586104
                         ----------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                       (Continued on following pages(s))

                               Page 1 of 4 Pages

                                                               PAGE 2 OF 4 PAGES


Item 1(a).    Name of Issuer:

              Cornerstone Natural Gas Inc. (formerly Endevco Inc)

Item 1(b).    Address of Issuer's Principal Executive Offices:

              Suite 1200
              8080 N. Central Expressway
              Dallas, Texas  75206

Item 2(a).    Name of Person Filing:

              The Travelers Corporation

Item 2(b).    Address of Principal Business Office, or, if none, Residence:

              One Tower Square
              Hartford, Connecticut 06183


Item 2(c).    Place of organization:

              Connecticut


Item 2(d).    Title of Class of Securities:

              Common Stock, $.10 par value

Item 2(e).    CUSIP Number:

              292586104

Item 3. If this statement is filed pursuant to Rules 13D-1(b), or 13D-2(b), check whether the person filing is a:

       (a)  [ ] Broker or Dealer registered under Section 15 of the Act
       (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
       (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                Act
       (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
       (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
       (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
       (h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               PAGE 3 OF 4 PAGES

Item 4.       Ownership:

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

              (a)  Amount Beneficially Owned:

                   N/A

              (b)  Percent of Class:

                   N/A

              (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:  N/A
                  (ii)  shared power to vote or to direct the vote:  N/A
                        (Note:  See 4(a) above)
                 (iii)  sole power to dispose or to direct the disposition of:
                        N/A
                  (iv)  shared power to dispose or to direct the disposition of:
                        N/A  (Note: See 4(a) above)


Item 5.  Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              N/A

Item 8.       Identification and Classification of Members of the Group:

              N/A

Item 9.       Notice of Dissolution of Group:

              N/A

                                                               PAGE 4 OF 4 PAGES




Item 10.      Certification:

     The following certificate shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above where acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated: December 30, 1993                                              THE TRAVELERS CORPORATION


                                                                      By  /s/ Thomas A. Klee
                                                                         -------------------------
                                                                      Title: Counsel and Assistant
                                                                               Corporate Secretary

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (Amendment No.   4  )*
                                           -----


                                ENDEVCO, INC.
      ------------------------------------------------------------------
                               (Name of Issuer)

       Common Stock, $.10 par value (upon conversion of $9.50 Series A
               Cumulative Convertible Exchange Preferred Stock
      ------------------------------------------------------------------
                        (Title of Class of Securities)

                                  292586104
                         ---------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                       (Continued on following pages(s))

                               Page 1 of 6 Pages

Cusip No.   292586104                   13G               Page  2  of  6  Pages
          ----------------

- -------------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Travelers Corporation
        I.R.S. No. 06-0807418
- -------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
 2                                                                   (a) [  ]
        N/A                                                          (b) [  ]
- -------------------------------------------------------------------------------
    SEC USE ONLY
 3
- -------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Connecticut
- -------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                     88,235 (upon conversion of $9.50 Series A Cumulative
                     Convertible Exchangeable Preferred Stock)
  NUMBER OF    ----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
 BENEFICIALLY        1,382,355 (upon conversion of $9.50 Series A Cumulative
   OWNED BY                     Convertible Exchangeable Preferred Stock)
     EACH      ----------------------------------------------------------------
   REPORTING   7  SOLE DISPOSITIVE POWER
    PERSON           88,235 (upon conversion of $9.50 Series A Cumulative
     WITH            Convertible Exchangeable Preferred Stock)
               ----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                     1,382,355 (upon conversion of $9.50 Series A Cumulative
                                Convertible Exchangeable Preferred Stock)
- -------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9
       1,470,590 (upon conversion of $9.50 Series A Cumulative Convertible
                   Exchangeable Preferred Stock)
- -------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 10    N/A
- -------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
 11
       16.1% (excluding shares upon conversion of $9.50 Series A Cumulative
              Convertible Exchangeable Preferred Stock)
- -------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON
 12
          HC
- -------------------------------------------------------------------------------

                                                               PAGE 3 OF 6 PAGES


Item 1(a).  Name of Issuer:

            Endevco, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Cornerstone Plaza
            Suite 1200
            8080 N. Central Expressway
            Dallas, Texas  75206

Item 2(a).  Name of Person Filing:

            The Travelers Corporation

Item 2(b).  Address of Principal Business Office, or, if none, Residence:

            One Tower Square
            Hartford, Connecticut 06183


Item 2(c).  Place of organization:

            Connecticut


Item 2(d).  Title of Class of Securities:

            Common Stock, $.10 par value

Item 2(e).  CUSIP Number:

            292586104

Item 3. If this statement is filed pursuant to Rules 13D-1(b), or 13D-2(b), check whether the person filing is a:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  [ ] Investment Company registered under Section 8 of the Investment
                  Company Act
     (e)  [ ] Investment Adviser registered under Section 203 of the Investment
                  Advisers Act of 1940
     (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                  Act of 1974 or Endowment Fund; see Section
                  240.13d-1(b)(1)(ii)(F)
     (g)  [X] Parent Holding Company, in accordance with Section
                  240.13d-1(b)(ii)(G)  (Note:  See Item 7)
     (h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               PAGE 4 OF 6 PAGES

Item 4.       Ownership:

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

              (a)  Amount Beneficially Owned:

                   1,470,590 (upon conversion of $9.50 Series A Cumulative
                              Convertible Exchangeable Preferred Stock)

              (b)  Percent of Class:

                   16.1% (upon conversion of $9.50 Series A Cumulative
                              Convertible Exchangeable Preferred Stock)

              (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote: 88,235*
                  (ii)  shared power to vote or to direct the vote:  1,382,355*
                            (Note:  See 4(a) above)
                 (iii)  sole power to dispose or to direct the disposition of:
                        88,235*
                  (iv)  shared power to dispose or to direct the disposition of:
                        1,382,355*  (Note: See 4(a) above)


    * Upon conversion of $9.50 Series A Cumulative Convertible Exchangeable Preferred Stock)

Item 5.  Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              See Exhibit A

Item 8.       Identification and Classification of Members of the Group:

              N/A

Item 9.       Notice of Dissolution of Group:

              N/A

                                                               PAGE 5 OF 6 PAGES




Item 10.      Certification:

       The following certificate shall be included if the statement is filed pursuant to Rule 13d-1(b):

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above where acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated: February 13, 1992                                              THE TRAVELERS CORPORATION




                                                                      By   /s/ John E. Winters
                                                                         -----------------------
                                                                      Title: Vice President

                                                               PAGE 6 OF 6 PAGES


                                   EXHIBIT A


RELEVANT SUBSIDIARIES (Item 7)


                                                                      Item 3
                    Identity                                          Classification
                    --------                                          --------------
       1.  The Travelers Indemnity Company                            (c) Insurance Company
       2.  The Travelers Indemnity Co. of                             (c) Insurance company
                      Rhode Island
       3.  The Prospect Co.                                               Other





The Travelers Corporation owns 100% of The Travelers Indemnity Company and The Prospect Co. The Travelers Indemnity Company owns 100% of The Phoenix Insurance Company which owns 100% of The Travelers Indemnity Co. of Rhode Island